Filed Pursuant to 424(b)(3)
Registration No. 333-163019
STEVENS RESOURCES, INC.
5,000,000 shares of common stock, no minimum / 5,000,000 maximum Offered at $0.02 per share

Securities Being Offered by Stevens Resources, Inc.	Stevens Resources, Inc. is offering 5,000,000 shares at an offering price of $0.02 per share. There is currently no public market for the common stock

Minimum Number of Shares To Be Sold in This Offering	None

This is a "self-underwritten" public offering, with no minimum purchase requirement.

1. Stevens Resources, Inc. is not using an underwriter for this offering.
2. The offering expenses shown do not include legal, accounting, printing and related costs incurred in making this offering. Stevens Resources, Inc. will pay all such costs, which it believes to be $4,500.
3. There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.

	Per Share (Non Minimum)	If Maximum Sold by Stevens Resources (5,000,000)
Price to Public	$0.02	$0.02
Underwriting Discounts/Commissions	0.00	0.00
Proceeds to Registrant	$0.02	$100,000

This offering involves a high degree of risk; see "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

Stevens Resources, Inc. is an exploration stage company and currently has no operations. There is a high degree of risk involved with any investment in the shares offered herein. You should only purchase shares if you can afford a loss of your entire investment. Our independent auditor has issued an audit opinion for Stevens Resources, Inc. which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  As of the date of this prospectus, our stock is presently not traded on any market or securities exchange. Further, there is no assurance that a trading market for our securities will ever develop.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is January 13, 2009

FORWARD-LOOKING STATEMENTS

This prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

risks related to our properties being in the exploration stage;
risks related our mineral operations being subject to government regulation;
risks related to our ability to obtain additional capital to develop our resources, if any;
risks related to mineral exploration and development activities;
risks related to our insurance coverage for operating risks;
risks related to the fluctuation of prices for precious and base metals, such as gold, silver and copper;
risks related to the competitive industry of mineral exploration;

risks related to our title and rights in our mineral properties;
risks related to our limited operating history;
risks related the possible dilution of our common stock from additional financing activities;
risks related to potential conflicts of interest with our management;
risks related to our subsidiaries activities; and
risks related to our shares of common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section headings “Risk Factors and Uncertainties”, “Description of the Business” and “Management’s Discussion and Analysis” of this prospectus.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors and Uncertainties” section and our consolidated financial statements and the related notes before deciding to invest in shares of our common stock.

SUMMARY INFORMATION

The Offering

Stevens Resources, Inc.'s common stock is presently not traded on any market or securities exchange. 2,100,000 shares of restricted common stock are issued and outstanding as of the date of this prospectus.

Stevens is offering up to 5,000,000 shares of common stock at an offering price of $0.02 per share. There is currently no public market for the common stock. Stevens intends to apply to have the common stock quoted on the OTC Bulletin Board (OTCBB).  Currently, there is no trading symbol assigned. Stevens' sole Officer and Director own 2,000,000 shares of Restricted Common Stock.  A non-affiliate entity owns 100,000 shares of Restricted Common Stock. If Stevens is unable to sell its stock and raise money, Stevens’ business would fail as it would be unable to complete its business plan and any investment made into the Company would be lost in its entirety.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 8 - 14.

Company History

Unless otherwise indicated, any reference to Stevens or as “we”, “us”, or “our” refers to Stevens Resources, Inc. Stevens Resources, Inc. is an exploration stage company that was incorporated on September 9, 2009, under the laws of the State of Nevada. Our fiscal year end is September 30. The principal offices are located at 1818 West Francis, Ste 196 Spokane, WA 99205.  The telephone number is (509) 263.7442 the fax number is (509) 327.9792.

Since becoming incorporated, Stevens has not made any significant purchases or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. Stevens has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.

We are an exploration stage corporation.  We intend to be in the business of mineral property exploration.  We do not own any interest in any property, but simply have the right to conduct exploration activities on one property. The property consists of approximately 80 acres of lode mining claim located in northwestern Stevens County,  in northeastern Washington State.  We intend to explore for lead-zinc, gold, and silver on the property. Currently, we have no further business planned if mineralized material is not found on the property.

As of September 30, 2009, the date of company's last audited financial statements, Stevens has raised $4,000 through the sale of common stock.  This sale was a purchase of 2,000,000 shares by the Company’s sole officer and director Justin Miller. We also issued 100,000 shares of common stock at an estimated value of $2,000 for services relating to this offering.

Stevens’ current liabilities from inception to September 30, 2009 are $525. This expense is relating to corporate start-up fees.  The Company anticipates expense of $4,000 relating to bookkeeping/auditing fees for this filing. As of the date of this prospectus, we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of Stevens filed with this prospectus.

Management

Currently, Stevens has one Officer/Director, Justin Miller. Our sole Officer/Director has assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the business plan. Other than the Officer/Director, there are no employees at the present time and there are no plans to hire employees during the next twelve months.

Summary of Financial Data
As of September 30, 2009

Revenues	$0

Operating Expenses including Liabilities	$525

Earnings (Loss)	$(525)

Total Assets	$6,000

Working Capital	$5,475

Shareholder’s Equity	$5,475

RISK FACTORS AND UNCERTAINTIES

An investment in an exploration stage mining company with no history of operations such as ours involves an unusually high amount of risk, unknown and known, present and potential, including, but not limited to the risks enumerated below.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

RISKS ASSOCIATED WITH STEVENS RESOURCES, INC:

Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your entire investment.

There is no assurance that we can establish the existence of any mineral reserve in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from this property and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral reserve in a commercially exploitable quantity, our business would fail and any investment made would be lost in its entirety.

We have not established any mineral reserve according to recognized reserve guidelines on any property we intend to explore, nor can there be any assurance that we will be able to do so. [A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide (http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.]

The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral reserve in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral reserve. If we cannot exploit any mineral reserve that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Regarding our future ground disturbing activity on federal land, we will be required to obtain a permit from the US Forest Service or the Bureau of Land Management prior to commencing exploration.   There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  At the date of this Prospectus, the Company is not aware of any environmental issues or litigation relating to any of its current or former properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.  Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

If we establish the existence of a mineral reserve on our property in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities on our property, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our Company.

Mineral exploration, development and production involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Third parties may challenge our rights to our mineral properties or the agreements that permit us to explore our properties may expire if we fail to timely renew them and pay the required fees.

In connection with the acquisition of our mineral properties, we sometimes conduct only limited reviews of title and related matters, and obtain certain representations regarding ownership.  These limited reviews do not necessarily preclude third parties from challenging our title and, furthermore, our title may be defective.  Consequently, there can be no assurance that we hold good and marketable title to all of our mining concessions and mining claims.  If any of our concessions or claims were challenged, we could incur significant costs and lose valuable time in defending such a challenge.  These costs or an adverse ruling with regards to any challenge of our titles could have a material adverse affect on our financial position or results of operations.  There can be no assurance that any such disputes or challenges will be resolved in our favor.

We are not aware of challenges to the location or area of any of our mining claims. There is, however, no guarantee that title to the claims will not be challenged or impugned in the future.

Our management has no technical training and no experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

Our management has no technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

Our success is dependent on current management, who may be unable to devote sufficient time to the development of our business; this potential limitation could cause the business to fail.

Stevens is heavily dependent on the experience that our sole Officer and Director, Justin Miller.  If something were to happen to him, it would greatly delay its daily operations until further industry contacts could be established. Furthermore, there is no assurance that suitable people could be found to replace Mr. Miller. In that instance, Stevens may be unable to further its business plan.

Additionally, Mr. Miller is employed outside of Stevens.  Mr. Miller has been and continues to expect to be able to commit approximately 10 hours per week of his time, to the development of our business for the next twelve months. If management is required to spend additional time with his outside employment, he may not have sufficient time to devote to Stevens, and as a result Stevens would be unable to develop its business plan.

Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of American Mining Corporation whom has an agreement with Mr. Miller for exploration upon the property. If the owner transfers the property to a third person, the third person will obtain good title and we will have nothing. If this should occur, we will subsequently not own any property and we will have to cease all exploration activities.

RISKS ASSOCIATED WITH THIS OFFERING:

If the Company is unsuccessful in raising the full $100,000 from this offering we would be required to limit are exploration plans, which in turn would reduce the potential for success in discovering metals on the property and increase the likelihood of our business to fail.

If the Company is unsuccessful in raising the full $100,000 from the offering we would be required to limit Phase I exploration by reducing the number of samples we take.  Potential investors must be aware that any decrease in sampling and/or prospecting will reduce the potential for success in discovering metals on the property and consequently increase the likelihood of our business to fail.  If we are unsuccessful with the Phase I exploration program any investment made into the Company would be lost in its entirety.

Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against the Company.

We currently have only one officer and director, Justin Miller.  As such, he is solely responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes-Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause the Company to be subject to sanctions and fines by the Securities Exchange.

If we complete a financing through the sale of additional shares of our common stock in the future, then shareholders will experience dilution.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that if we sell shares of our common stock, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding. To raise additional capital we may have to issue additional shares, which may substantially dilute the interests of existing shareholders. Alternatively, we may have to borrow large sums, and assume debt obligations that require us to make substantial interest and capital payments.

Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares.

There is currently no market for Stevens’ common stock, but if a market for our common stock does develop, our stock price may be volatile.

There is currently no market for Stevens' common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of Stevens' common stock will be subject to wide fluctuations in response to several factors including:

•	The ability to complete the development of Stevens’ anticipated exploration plan;
•	The market price of the commodities Stevens’ anticipates exploring and mining; and
•	The ability to hire and retain competent personal in the future.

While Stevens expects to apply for listing on the OTC Bulletin Board (OTCBB), we may not be approved, and even if approved, we may not be approved for trading on the OTCBB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term, or both.

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTC Bulletin Board, we may not be approved to trade on the OTCBB, and we may not meet the requirements for listing on the OTCBB.  If we do not meet the requirements of the OTCBB, our stock may then be traded on the "Pink Sheets," and the market for resale of our shares would decrease dramatically, if not be eliminated.

Stevens has limited financial resources at present, and proceeds from the offering may not be used to fully develop its business.

Stevens has limited financial resources at present; as of September 30th it had $4,000 of cash on hand with liabilities of $525.  If it is unable to develop its business plan, it may be required to divert certain proceeds from the sale of Stevens' stock to general administrative functions. If Stevens is required to divert some or all of proceeds from the sale of stock to areas that do not advance the business plan, it could adversely affect its ability to continue by restricting the Company's ability to become listed on the OTCBB; advertise and promote the Company and its products; travel to develop new marketing, business and customer relationships; and retaining and/or compensating professional advisors.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Because we do not have an Escrow or Trust Account for Investor’s Subscriptions, if we file for Bankruptcy Protection or are forced into Bankruptcy Protection, Investors will lose their entire investment.

Invested funds for this offering will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors and will not be used for the sourcing and sale of promotional products.

These risk factors, individually or occurring together, would likely have a substantially negative effect on Stevens' business and would likely cause it to fail.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis - no minimum of shares must be sold in order for the offering to proceed. The offering price per share is $0.02. There is no assurance that we will raise the full $100,000 as anticipated.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. For further discussion see Plan of Operation.
	If 25% of	If 50% of	If 75% of	If 100% of
	Shares Sold	Shares Sold	Shares Sold	Shares Sold

GROSS PROCEEDS FROM THIS OFFERING	$25,000	$50,000	$75,000	$100,000

Less: OFFERING EXPENSES
SEC Filing Expenses	$1,500	$1,500	$1,500	$1,500
Printing	$500	$500	$500	$500
Transfer Agent	$2,500	$2,500	$2,500	$2,500
SUB-TOTAL	$4,500	$4,500	$4,500	$4,500

Less: PHASE I
Soil Geochem./soil grid samples	$5,000	$7,000	$9,000	$11,000
Geologist	$7,500	$10,500	$15,000	$20,000
Geo-technician	$2,500	$5,500	$7,500	$10,000
Assays	$500	$1,000	$3,500	$7,000
Travel	$1,000	$1,000	$2,000	$3,000
Reports	$500	$500	$1,500	$2,500
SUB-TOTAL	$17,000	$20,000	$38,500	$53,000

Less: PHASE II
Geological Interpretation/Mapping	$0	$7,500	$10,000	$12,500
MAG-VLF Survey	$0	$11,500	$12,500	$17,000
Data Reduction Report	$0	$1,500	$2,500	$3,500
SUB-TOTAL	$0	$20,500	$25,000	$33,000

Less: ADMINISTRATION EXPENSES
Office, Telephone, Internet	$0	$0	$1,000	$2,000
Legal and Accounting	$3,500	$5,000	$6,000	$7,500
SUB-TOTAL	$3,500	$5,000	$7,000	$9,500

TOTALS	$25,000	$50,000	$75,000	$100,000
The above figures represent only estimated costs.

Legal and accounting fees refer to the normal legal and accounting costs associated with filing this Registration Statement under the 1933 Act as amended and maintaining the status of a Reporting Company under the 1934 Act.

A total of $4,000 has been raised from the sale of stock to our sole Officer and Director - this stock is restricted and is not being registered in this offering. The offering expenses associated with this offering are believed to be $4,500. As of September 30, 2009, Stevens had a balance (less outstanding checks) of $4,000 in cash with liabilities of $525. Some services related to this offering were paid for in common stock rather than cash payment. This will allow Stevens to pay the entire expenses of this offer from cash on hand.

One of the purposes of the offering is to create an equity market, which allows Stevens to more easily raise capital, since a publicly traded company has more flexibility in its financing offerings than one that does not.

DETERMINATION OF OFFERING PRICE

There is no established market for the Registrant's stock. Stevens’ offering price for shares sold pursuant to this offering is set at $0.02. Our existing shareholder, our Officer /Director, paid $0.002 per share. The additional factors that were included in determining the sales price are the lack of liquidity (since there is no present market for Stevens’ stock) and the high level of risk considering the lack of operating history of Stevens.

DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering.  "Net book value" is the amount that results from subtracting total liabilities from total assets.  In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock.  Assuming all shares offered herein are sold, and given effect to the receipt of the maximum estimated proceeds of this offering from shareholders net of the offering expenses, our net book value will be $100,000 or $0.014 per share. Therefore, the purchasers of the common stock in this offering will incur an immediate dilution of approximately $0.006 per share while our present stockholders will receive an increase of $0.012 per share in the net tangible book value of the shares they hold.  This will result in a 30% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering.  While this offering has no minimum, the table below includes an analysis of the dilution that will occur if only 25% of the shares are sold, as well as the dilution if all shares are sold:

	25% of	Maximum
	Offering	Offering

Offering Price Per Share	$0.02	$0.02

Book Value Per Share Before the Offering	$0.002	$0.002

Book Value Per Share After the Offering	$0.007	$0.014

Net Increase to Original Shareholders	$0.005	$0.012

Decrease in Investment to New Shareholders	$0.013	$0.006

Dilution to New Shareholders (%)	35%	30%

PLAN OF DISTRIBUTION

The offering consists of a maximum number of 5,000,000 common shares being offered by Stevens at $.02 per share with no minimum offering requirement.

Company Offering

Stevens is offering for sale common stock. If Stevens is unable to sell its stock and raise money, it will not be able to complete its business plan and will fail.

There will be no underwriters used, no dealer's commissions, no finder's fees, and no passive market making for the shares being offered by Stevens. All of these shares will be issued to business associates, friends, and family of the management of the Company. The Officer and Director, Justin Miller, will not register as broker-dealers in connection with this offering. Mr. Miller will not be deemed to be a broker pursuant to the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934, since he is not subject to statutory disqualification, will not be compensated directly or indirectly from the sale of securities, is not an associated person of a broker or dealer, nor has he been so associated within the previous twelve months, and primarily performs substantial duties as Officer and Director that are not in connection with the sale of securities, and has not nor will not participate in the sale of securities more than once every twelve months.

Our Common Stock is currently considered a "penny stock" under federal securities laws (Penny Stock Reform Act, Securities Exchange Act Section 3a (51(A)) since its market price is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell or recommend such shares to certain investors.

Broker-dealers who sell penny stock to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to: make a suitability determination prior to selling penny stock to the purchaser; receive the purchaser's written consent to the transaction; and, provide certain written disclosures to the purchaser. These rules may affect the ability of broker-dealers to make a market in, or trade our shares. In turn, this may make it very difficult for investors to resell those shares in the public market.

DESCRIPTION OF SECURITIES
General

The authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.  We plan to offer 5,000,000 common shares at a price of $0.02 per share.  We will not sell any of the 5,000,000 common shares until the registration statement is deemed effective.

Common Stock

As of September 30, 2009, there are 2,100,000 shares of common stock issued and outstanding.  2,000,000 shares are held by our Officer / Director, Justin Miller.  Jameson Capital, LLC was issued 100,000 shares in lieu of services to be rendered for the September 2009 services relating to the completion of this registration statement.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of Stevens’ capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of company stockholders. A vote by the holders of a majority of the outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Shareholders

Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Timothy S. Orr, Esquire, of Spokane, Washington, an independent legal counsel, has provided an opinion on the validity of Stevens Resources, Inc.’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Kyle L. Tingle, CPA, LLC, 3145 East Warm Springs Road, Suite 450, Las Vegas, NV 89120 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding Stevens' ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

General

Stevens Resources, Inc. was incorporated on September 9, 2009, in the state of Nevada. Stevens has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, Stevens has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. Stevens is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

We intend to commence operations as an exploration stage company. We will be engaged in the exploration of mineral properties with a view to exploiting any mineral deposits we discover.  We own an option to acquire an undivided 100% beneficial interest in a mineral claim in located in Stevens County, Washington State; known as the Young American Claim Group.  The claims are about 80 acres of lode claims. The property is located in northwestern Stevens County, northeastern Washington. Young America is 4 en bloc unpatented claims originally located in 1886 and is within the Bossburg Mining District. Young America is a lead (Pb)-zinc (Zn) prospect with minor silver and gold potential. We do not have any current plans to acquire interests in additional mineral properties, though we may consider such acquisitions in the future.

Unless otherwise indicated, any reference to Stevens, or “we”, “us”, “our”, etc. refers to Stevens Resources, Inc.

Our Competition

Both the mineral exploration and drilling industries are intensely competitive in all phases.  In our mineral exploration activities, we will compete with many companies possessing greater financial resources and technical facilities than us for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees.  We must overcome significant barriers to enter into the business of mineral exploration as a result of our limited operating history.

Similarly, in our drilling business, our competition includes many companies with significantly greater experience, larger client bases, and substantially greater financial resources. There are significant barriers to entry including large capital requirements and the recruitment and retention of qualified, experienced employees.

We cannot assure you that we will be able to compete in any of our business areas effectively with current or future competitors or that the competitive pressures faced by us will not have a material adverse effect on our business, financial condition and operating results.

Our Office

The principal offices are located at 1818 West Francis, Ste 196 Spokane, WA 99205.  The telephone number is (509) 263.7442 the fax number is (509) 327.9792.

Our Employees

Other than our officer and director, Justin Miller, we have no employees.  Assuming financing can be obtained, management expects to hire additional staff and employees as necessary as implement of our business plan requires.

Regulation

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations.  Thus permits are required by local, state and federal government agencies.  Federal agencies that may be involved include: The U.S. Forest Service (USFS), Bureau of Land Management (BLM), Environmental Protection Agency (EPA), National Institute for Occupational Safety and Health (NIOSH), the Mine Safety and Health Administration (MSHA) and the Fish and Wildlife Service (FWS). Individual states also have various environmental regulatory bodies, such as Departments of Ecology and so on.  Local authorities, usually counties, also have control over mining activity.  The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area.  Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts.  All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

Mineral property exploration is typically conducted in phases.  Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration.  We have not yet commenced the initial phase of exploration on the claims.  Once we have completed each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program.  Our director will make this decision based upon the recommendations of the independent geologist who oversees the program and records the results. Even if we complete our proposed exploration programs on the claims and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Overview of Our Mineral Exploration Business

Mineral exploration is essentially a research activity that does not produce a product.  Successful exploration often results in increased project value that can be realized through the optioning or selling of the claimed site to larger companies.  As such, we intend to acquire properties which we believe have potential to host economic concentrations of minerals.  These acquisitions have and may take the form of unpatented mining claims on federal land, or leasing claims, or private property owned by others.  An unpatented mining claim is an interest that can be acquired to the mineral rights on open lands of the federally owned public domain.  Claims are staked in accordance with the Mining Law of 1872, recorded with the federal government pursuant to laws and regulations established by the Bureau of Land Management (the Federal agency that administers America’s public lands), and grant the holder of the claim a possessory interest in the mineral rights, subject to the paramount title of the United States.

We plan to perform basic geological work to identify specific drill targets on the properties, and then collect subsurface samples by drilling to confirm the presence of mineralization (the presence of economic minerals in a specific area or geological formation).  We may enter into joint venture agreements with other companies to fund further exploration work.  By such prospects, we mean properties that may have been previously identified by third parties, including prior owners such as exploration companies, as mineral prospects with potential for economic mineralization.  Often these properties have been sampled, mapped and sometimes drilled, usually with indefinite results.  Accordingly, such acquired projects will either have some prior exploration history or will have strong similarity to a recognized geologic ore deposit model.  Geographic emphasis will be placed on the western United States. The focus of our activity will be to acquire properties that we believe to be undervalued; including those that we believe to hold previously unrecognized mineral potential.

Our current mineral property (Young American Lead-Zinc Mine Property) is owned by third parties, with an option to purchase in the future.  This agreement is held by Justin Miller and the Company with American Mining Corporation.  Our strategy with properties deemed to be of higher risk or those that would require very large exploration expenditures is to present them to larger companies for joint venture.  Our joint venture strategy is intended to maximize the abilities and skills of the management group, conserve capital, and provide superior leverage for investors.  If we present a property to a major company and they are not interested, we will continue to seek an interested partner.

DESCRIPTION OF PROPERTY

The principal offices are located at 1818 West Francis, Ste 196 Spokane, WA 99205.  The telephone number is (509) 263.7442 the fax number is (509) 327.9792. Stevens’ management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  Stevens does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

We own an option to the mineral exploration rights relating to the three mineral claims in the Young America Mine claim group.  We do not own any real property interest in the claims or any other property.

Summary of Stevens’ Mineral Exploration Prospects

As of October 2009, Stevens has acquired mineral prospects for exploration in the State of Washington, Stevens County for target commodities of lead-zinc, gold and silver. The prospects are held by unpatented mining claims owned by American Mining Company through legal agreements conveying exploration and development rights to the Company.  Most of our prospects have had a prior exploration history and this is typical in the mineral exploration industry.  Most mineral prospects go through several rounds of exploration before an economic ore body is discovered and prior work often eliminates targets or points to new ones.  Also, prior operators may have explored under a completely different commodity price structure or technological regime. Mineralization which was uneconomic in the past may be ore grade at current market prices when extracted and processed with modern technology.

Young America Mine Property-Washington State, Stevens County

Stevens Claim Purchase/Option Agreement

On September 30, 2009, we entered into an Option to Purchase Agreement with America Mining Corporation, who is the sole beneficial owner of 100% of the mineral claims identified as YAM 1-4.

Location, Access and Description

The Young American claim group is approximately 80 acres of lode claims 100% owned by American Mining Corporation. The property is located in northwestern Stevens County, northeastern Washington.  Young America is 4 en bloc unpatented claims originally located in 1886 and is within the Bossburg Mining District.  In February 2008 American Mining Corporation (AMC) of Osburn, Idaho staked the four original unpatented claims that are located on BLM managed land. The four claims are in a portion of the SW ¼ of Section 28, and NW ¼ of Section 33, both Township 38N Range 38E, Willamette Meridian, Stevens County, Washington about 15 miles north of Kettle Falls, Washington. Access is via a 2WD gravel road that crosses private property, leading directly to the claims.

Prospectivity is based on 15 diamond drill cores totaling 4590 feet taken 1946-1948 by the U.S. Bureau of Mines (USBM) (Hundhausen, 1949) on the cliff crest to the north, east, and south of the main ore body. The drilling discovered two zones of low-grade highly disseminated lead-zinc mineralization southwest of the mine, but failed to locate extensions of the two primary sulfide-mineralized zones of the main mine workings. Thus this report primarily concerns the unexploited lead-zinc prospect discovered by USBM drilling.

Overview of Regulatory, Economic and Environmental Issues

Hard rock mining and drilling in the United States is a closely regulated industrial activity.  Mining and drilling operations are subject to review and approval by a wide variety of agencies at the federal, state and local level.  Each level of government requires applications for permits to conduct operations.  The approval process always involves consideration of many issues including but not limited to air pollution, water use and discharge, noise issues, and wildlife impacts.  Mining operations always involve preparation of an environmental impact statement that examines the probable effect of the proposed site development.  Federal agencies that may be involved include: The U.S. Forest Service (USFS), Bureau of Land Management (BLM), Environmental Protection Agency (EPA), National Institute for Occupational Safety and Health (NIOSH), the Mine Safety and Health Administration (MSHA) and the Fish and Wildlife Service (FWS).  Individual states also have various environmental regulatory bodies, such as Departments of Ecology and so on.  Local authorities, usually counties, also have control over mining activity.

Underground metal mines generally involve higher grade ore bodies.  Less tonnage is mined underground, and generally the higher grade ore is processed in a mill or other refining facility.  This process results in the accumulation of waste by-products from the washing of the ground ore. Mills require associated tailings ponds to capture waste by-products and treat water used in the milling process.

Capital costs for mine, mill and tailings pond construction can easily run into the hundreds of millions of dollars. These costs are factored into the profitability of a mining operation. Metal mining is sensitive to both cost considerations and to the value of the metal produced.  Metals prices are set on a world-wide market and are not controlled by the operators of the mine.  Changes in currency values or exchange rates can also impact metals prices. Thus changes in metals prices or operating costs can have a huge impact on the economic viability of a mining operation.

Environmental protection and remediation is an increasingly important part of mineral economics.  Estimated future costs of reclamation or restoration of mined land are based principally on legal and regulatory requirements. Reclamation of affected areas after mining operations may cost millions of dollars.  Often governmental permitting agencies are requiring multi-million dollar bonds from mining companies prior to granting permits, to insure that reclamation takes place.  All environmental mitigation tends to decrease profitability of the mining operation, but these expenses are recognized as a cost of doing business by modern mining and exploration companies.

Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. We conduct our operations so as to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Every mining activity has an environmental impact. In order for a proposed mining project to be granted the required governmental permits, mining companies are required to present proposed plans for mitigating this impact. In the United States, where our properties are located, no mine can operate without obtaining a number of permits. These permits address the social, economic, and environmental impacts of the operation and include numerous opportunities for public involvement and comment.

LEGAL PROCEEDINGS

Stevens Resources, Inc. is not currently a party to any legal proceedings. Stevens' agent for service of process in Nevada is: InCorp Services, 3155 East Patrick Lane, Suite 1, Las Vegas Nevada 89120.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for the common stock. Stevens anticipates applying for trading of the common stock on either the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, Stevens can provide no assurance that the shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Purchases of Equity Securities by the Small Business Issuer and Affiliates

There were no purchases of our equity securities by us or any of our affiliates during the year ended September 30, 2009 other than the purchase made by our sole officer and director, Justin Miller.  Mr. Miller purchased 2,000,000 common shares for total consideration of $4,000 on September 28, 2009.

Holders of the Common Stock

As of the date of this registration statement, Stevens had two (2) registered shareholders.  Justin Miller, sole Officer and Director currently own 2,000,000 common shares, which represent 95.2% of the issued and outstanding common stock.  In September 2009 100,000 shares were issued to Jameson Capital, LLC for services relating to the completion of this registration statement.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.

Equity Compensation Plan

To date, Stevens has no equity compensation plan, has not granted any stock options and has not granted registration rights to any person(s).

FINANCIAL STATEMENTS

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)

Financial Statements
September 30, 2009

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)

Financial Statements
September 30, 2009

Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Stevens Resources, Inc.

We have audited the accompanying balance sheet of Stevens Resources, Inc. (A Development Stage Enterprise) as of September 30, 2009 and the related statements of operations, stockholder's equity, and cash flows for the period September 9, 2009 (inception) through September 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stevens Resources, Inc. (A Development Stage Enterprise) as of September 30, 2009 and the results of its operations and cash flows for period September 9, 2009 (inception) through September 30, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kyle L. Tingle, CPA, LLC

October 26, 2009
Las Vegas, Nevada

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Balance Sheet
September 30, 2009

ASSETS

Current assets
Cash	$4,000
Prepaid expenses	2,000
Total current assets	6,000

Total assets	$6,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$525
Total current liabilities	525

Stockholders' Equity
Common stock, $0.001 par value; 75,000,000 shares authorized; 2,100,000 issued and outstanding at September 30, 2009	2,100
Additional paid in capital	3,900
Deficit accumulated during the development stage	(525)
Total stockholders' equity	5,475

Total liabilities and stockholders' equity	$6,000

See accompanying notes to financial statements

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Statements of Operations

	Period of September 9, 2009 to September 30, 2009	Period of September 9, 2009 (Inception) to September 30, 2009

Revenue	$-	$-

Expenses
Professional fees	525	525
Total expenses	525	525

Net loss	$(525)	$(525)

Basic and diluted loss per common share	(0.00)

Weighted average shares outstanding	286,364

See accompanying notes to financial statements

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Statement of Changes in Stockholders' Equity
For the Period of September 9, 2009 (Inception) to September 30, 2009

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, September 9, 2009 (Inception)	-	$-	$-	$-	$-
Common stock issued for cash, September 28, 2009, $0.002 per share	2,000,000	2,000	2,000	-	4,000
Common stock issued for services, September 28, 2009, $0.002 per share	100,000	100	1,900	-	2,000
Net loss, period of September 9, 2009 (Inception) to September 30, 2009	-	-	-	(525)	(525)
Balance, September 30, 2009	2,100,000	$2,100	$3,900	$(525)	$5,475

See accompanying notes to financial statements

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Statements of Cash Flows

	Period of September 9, 2009 to September 30, 2009	Period of September 9, 2009 (Inception) to September 30, 2009

Cash flows from operating activities
Net loss	$(525)	$(525)
Adjustments to reconcile net loss to net cash used in operating activities
Common stock issued for services	2,000	2,000
Changes in operating assets and liabilities
Prepaid expenses	(2,000)	(2,000)
Accounts payable	525	525
Net cash used in operating activities	-	-

Net cash used in investing activities	-	-

Cash flows from financing activities
Proceeds from common stock issuances	4,000	4,000
Net cash provided by financing activities	4,000	4,000

Increase in cash	4,000	4,000

Cash at beginning of period	-	-

Cash at end of period	$4,000	$4,000

Supplemental disclosure of non-cash financing activities
Issuance of 100,000 shares of common stock for professional and legal services	$2,000	$2,000

Supplemental cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to financial statements

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 1 - Nature of Business

Stevens Resources, Inc. (“Company”) was organized September 9, 2009 under the laws of the State of Nevada for the purpose of acquiring and developing mineral properties.  The Company currently has no operations and, in accordance with ASC 915 “Development Stage Entities,” is considered an Exploration Stage Enterprise.  The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations.
The Company has elected a fiscal year end of September 30.

Note 2 - Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash

For the Statements of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents.  There were no cash equivalents as of September 30, 2009.

Income taxes

The Company accounts for income taxes under ASC 740 "Income Taxes" which codified SFAS 109, "Accounting for Income Taxes" and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No.  109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Fair Value of Financial Instruments

The Company's financial instruments as defined by FASB ASC 825-10-50 include cash, trade accounts receivable, and accounts payable and accrued expenses.  All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2009.

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 2 - Significant Accounting Policies (continued)

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company does not have any assets or liabilities measured at fair value on a recurring basis at August 31, 2009 and 2008. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the periods ended August 31, 2009 and 2008.

Earnings Per Share Information

FASB ASC 260, “Earnings Per Share” provides for calculation of "basic" and "diluted" earnings per share.  Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.  Basic and diluted loss per share were the same, at the reporting dates, as there were no common stock equivalents outstanding.

Share Based Expenses

ASC 718 "Compensation - Stock Compensation" codified SFAS No. 123 prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. , may be classified as either equity or liabilities. The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity - Based Payments to Non-Employees" which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction should be determined at the earlier of performance commitment date or performance completion date.

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 2 - Significant Accounting Policies (continued)

Going concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern.  This contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  Currently, the Company has minimal cash and no material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern.  The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan, or merge with an operating company.  There can be no assurance that the Company will be successful in either situation in order to continue as a going concern.  The officers and directors have committed to advancing certain operating costs of the Company.

Recent Accounting Pronouncements

Recently Implemented Standards

ASC 105, “Generally Accepted Accounting Principles” (ASC 105) (formerly Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162)” reorganized by topic existing accounting and reporting guidance issued by the Financial Accounting Standards Board ("FASB") into a single source of authoritative generally accepted accounting principles ("GAAP") to be applied by nongovernmental entities. All guidance contained in the Accounting Standards Codification ("ASC") carries an equal level of authority. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Accordingly, all other accounting literature will be deemed "non-authoritative". ASC 105 is effective on a prospective basis for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has implemented the guidance included in ASC 105 as of July 1, 2009. The implementation of this guidance changed the Company's references to GAAP authoritative guidance but did not impact the Company's financial position or results of operations.

ASC 855, “Subsequent Events” (ASC 855) (formerly Statement of Financial Accounting Standards No. 165, Subsequent Events) includes guidance that was issued by the FASB in May 2009, and is consistent with current auditing standards in defining a subsequent event. Additionally, the guidance provides for disclosure regarding the existence and timing of a company's evaluation of its subsequent events. ASC 855 defines two types of subsequent events, "recognized" and "non-recognized". Recognized subsequent events provide additional evidence about conditions that existed at the date of the balance sheet and are required to be reflected in the financial statements. Non-recognized subsequent events provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date and, therefore; are not required to be reflected in the financial statements. However, certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. This guidance was effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company implemented the guidance included in ASC 855 as of April 1, 2009. The effect of implementing this guidance was not material to the Company's financial position or results of operations.

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 2 - Significant Accounting Policies (continued)

The Company refers to FASB ASC 605-25 “Multiple Element Arrangements” in recognizing revenue from agreements with multiple deliverables. This statement provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. The EITF introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements or disclosures.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, “Measuring Liabilities at Fair Value,” (“ASU 2009-05”). ASU 2009-05 provides guidance on measuring the fair value of liabilities and is effective for the first interim or annual reporting period beginning after its issuance. The Company’s adoption of ASU 2009-05 did not have an effect on its disclosure of the fair value of its liabilities.

Recently Issued Standards

In September 2009, the FASB issued ASC Update No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent)” (ASC Update No. 2009-12). This update sets forth guidance on using the net asset value per share provided by an investee to estimate the fair value of an alternative investment. The amendments in this update are effective for interim and annual periods ending after December 15, 2009 with early application permitted. The Company does not expect that the implementation of ASC Update No. 2009-12 will have a material effect on its financial position or results of operations.

ASC Topic 810, “Consolidation” was amended in June 2009, by Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) ("Statement No. 167"). Statement No. 167 amends FASB Interpretation No. 46R, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 ("FIN 46R") to require an analysis to determine whether a company has a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has a) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The statement requires an ongoing assessment of whether a company is the primary beneficiary of a variable interest entity when the holders of the entity, as a group, lose power, through voting or similar rights, to direct the actions that most significantly affect the entity's economic performance. This statement also enhances disclosures about a company's involvement in variable interest entities. Statement No. 167 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009.  The Company does not expect the adoption of Statement No. 167 to have a material impact on its financial position or results of operations.

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 2 - Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140 ("Statement No. 166"). Statement No. 166 revises FASB Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Extinguishment of Liabilities a replacement of FASB Statement 125 ("Statement No. 140") and requires additional disclosures about transfers of financial assets, including securitization transactions, and any continuing exposure to the risks related to transferred financial assets. It also eliminates the concept of a "qualifying special-purpose entity", changes the requirements for derecognizing financial assets, and enhances disclosure requirements. Statement No. 166 is effective prospectively, for annual periods beginning after November 15, 2009, and interim and annual periods thereafter. Although Statement No. 166 has not been incorporated into the Codification, in accordance with ASC 105, the standard shall remain authoritative until it is integrated. The Company does not expect the adoption of Statement No. 166 will have a material impact on its financial position or results of operations.

Note 3 -Stockholders’ Equity

Common stock

The authorized common stock of the Company consists of 75,000,000 shares with par value of $0.001.  On September 28, 2009, the Company authorized the issuance of 2,000,000 shares of its $0.001 par value common stock at $0.002 per share in consideration of $4,000 in cash. The Company also authorized the issuance of 100,000 shares at $0.02 per share for $2,000 in professional services.

As of September 30, 2009 the Company has 2,100,000 shares of its $0.001 par value common stock issued and outstanding to 2 shareholders.

Net loss per common share

Net loss per share is computed using the basic and diluted weighted average number of common shares outstanding during the period.  The weighted-average number of common shares outstanding during each period is used to compute basic loss per share.  Diluted loss per share is computed using the weighted averaged number of shares and dilutive potential common shares outstanding unless common stock equivalent shares are anti-dilutive.  Dilutive potential common shares are additional common shares assumed to be exercised. Basic net loss per common share is based on the weighted average number of shares of common stock outstanding during the period ended September 30, 2009.

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 4 -Income Taxes

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. Under ACS 740 “Income Taxes,” when it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit.  We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the year ended September 30, 2009, applicable under ACS 740.  As a result of the adoption of ACS 740, we did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet.

The component of the Company’s deferred tax asset as of September 30, 2009 is as follows:

September 30, 2009
Net operating loss carry forward	$525
Valuation allowance	(525)
Net deferred tax asset	$-

A reconciliation of income taxes computed at the 35% statutory rate to the income tax recorded is as follows:

September 30, 2009
Net operating loss carry forward	$184
Valuation allowance	(184)
Net deferred tax asset	$-

The Company did not pay any income taxes during the period ended September 30, 2009.

The net federal operating loss carry forward will expire in 2029.  This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

 Note 5 -Related Party Transactions

The Company neither owns nor leases any real or personal property.  An officer or resident agent of the corporation provides office services without charge.  Such costs are immaterial to the financial statements and accordingly, have not been reflected therein.  The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest.  The Company has not formulated a policy for the resolution of such conflicts.

STEVENS RESOURCES, INC.
(A Development Stage Enterprise)
Notes to Financial Statements
 September 30, 2009

Note 6 -Warrants and Options

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company

Note 7 – Prepaid Expenses

The Company entered into a consulting agreement on September 30, 2009 which stipulates the Company issue 100,000 shares of its common stock to the consultant in exchange for professional services (see Note 3). As of September 30, 2009, the shares were issued and outstanding. The value of these shares is considered to be prepaid as of the balance sheet date as services had yet to be performed.

Note 8 – Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through October 26, 2009, and determined there are no events to disclose.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors and Uncertainties” and elsewhere in this prospectus.

Overview

We were recently incorporated on September 9, 2009 in the State of Nevada, we have no subsidiaries.  We have not begun operations and we have not generated any revenue.  We intend to commence operations as an exploration stage company. We will be engaged in the exploration of mineral properties with a view to exploiting any mineral deposits we discover.  We own an option to acquire an undivided 100% beneficial interest in a mineral claim in located in Stevens County, Washington State; known as the Young American Claim Group.  The property is located in northwestern Stevens County, northeastern Washington. We do not have any current plans to acquire interests in additional mineral properties, though we may consider such acquisitions in the future.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company. We must raise cash to implement our project and begin our operations. The money we raise in this offering would last an estimated 12 months, however we will require additional beyond the proceeds raised in this offering getting to a level of operations.

We have only one Officer and one Director who is one and the same person. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

The Company’s ability to commence operations is entirely dependent upon the proceeds to be raised in this offering.  If we cannot raise at least the minimum offering amount, we will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues in the future.  If we do not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  We cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

We do not expect to incur research and development costs within the next twelve months (12).  We currently do not own any significant plant or equipment that it would seek to sell in the near future.  Management does not anticipate the need to hire employees over the next twelve (12) months.  Currently, the Company believes the services provided by its officer and director appears sufficient at this time.  The Company has not paid for expenses on behalf of any director.

Plan of Operations

The success of our business is entirely dependent upon raising proceeds from this offering.  If we are successful in the raise we plan to implement the following initial exploration program consisting of two phases.  The first phase would consist of soil geochemical and soil grid sampling and prospecting. Geochemical sampling involves gathering rock and soil samples from property areas with the most potential to host economically significant mineralization. Prospecting involves analyzing rocks on the property surface with a view to discovering indications of potential mineralization.   All samples gathered are sent to a laboratory where they are crushed and analyzed for metal content.

Phase I is estimated to cost up to $53,000 as described below.
If 25% of Share Sold	If 50% of Share Sold	If 75% of Share Sold	If 100% of Share Sold

Soil Geochem./soil grid samples	$5,000	$7,000	$9,000	$11,000
Geologist	$7,500	$10,500	$15,000	$20,000
Geo-technician	$2,500	$5,500	$7,500	$10,000
Assays	$500	$1,000	$3,500	$7,000
Travel	$1,000	$1,000	$2,000	$3,000
Reports	$500	$500	$1,500	$2,500
SUB-TOTAL	$17,000	$20,000	$38,500	$53,000

The Company has estimated the allocation of the anticipated proceeds for Phase I described above from this offering based upon the Company successfully selling 25%, 50%, 75% and 100% of the shares in this offering. (Potential investors must be aware that there is no guarantee or assurance that the Company will be successful in raising any of the estimated proceeds).

If the Company is unsuccessful in raising the full $100,000 from the offering we would be required to limit Phase I exploration by reducing the number of samples we take.  Potential investors must be aware that any decrease in sampling and/or prospecting will reduce the potential for success in discovering metals on the property and consequently increase the likelihood of our business to fail.  If we are unsuccessful with the Phase I exploration program any investment made into the Company would be lost in its entirety.

The second phase would consist of a follow-up of the initial stage geological mapping and include detailed geological mapping.  Geological mapping involves plotting previous exploration data relating to a property on a map in order to determine the best property locations to conduct subsequent exploration work.

Phase II would cost up to $33,000 as outlined below.
If 25% of Share Sold	If 50% of Share Sold	If 75% of Share Sold	If 100% of Share Sold

Geological Interpretation/Mapping	$0	$7,500	$10,000	$12,500
MAG-VLF Survey	$0	$11,500	$12,500	$17,000
Data Reduction Report	$0	$1,500	$2,500	$3,500
SUB-TOTAL	$0	$20,500	$25,000	$33,000

The Company has estimated the allocation of the anticipated proceeds for Phase II described above from this offering based upon the Company successfully selling 25%, 50%, 75% and 100% of the shares in this offering. (Potential investors must be aware that there is no guarantee or assurance that the Company will be successful in raising any of the estimated proceeds).

If the Company is unsuccessful in raising the full $100,000 from the offering resulting in reduced sampling; subsequently the mapping would also be limited.  In fact, if 25% or less of the anticipated offering is achieved there would be no funds available for mapping.  This would be detrimental to the success of the exploration program and would likely result in business failure resulting in a complete loss of any investment made into the Company

Please note that the above are estimates and the costs may be significantly different that the above figures.  Moreover the above estimates do not include expenses associated with this offering, estimated at $4,500 or administrative expenses estimated from $3,500 to $7,500 respectively.

We plan to commence the phase one exploration program on the mineral claim after raising the required funds from this offering.  There can be no guarantee or assurance that the Company will be able to raise the required proceeds through this offering to fund either Phase I or Phase II described above.  If the Company is unable to raise the required proceeds from this offering its business plan would fail and any investment made into the Company would be lost.

Currently management estimates the proceeds from this offering can be raised within 120 days if and when the prospectus herein is deemed effective by the SEC.  Contingent upon this offering and once the proceeds are raised Phase I should begin from approximately 30 to 60 days.  We currently do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for either of these exploration programs and do not plan on obtaining any such retention until the proceeds from this offering are raised.

We will require additional funding in order to proceed with the exploration on the mineral claim within Stevens County and satisfy the option agreement by and between American Mining Company and the Company.  We are contingent upon additional funding from equity financing from the sale of our common stock through this offering. Other than described herein we do not have any arrangements in place for any future equity financing or loans.

Title to the Mineral Claims

The property is located in northwestern Stevens County, northeastern Washington. Young America is 4 en bloc unpatented claims originally located in 1886 and is within the Bossburg Mining District. American Mining Corporation (AMC) of Osburn, Idaho staked the four original unpatented claims in February 2008. Young America is a lead (Pb)-zinc (Zn) prospect with minor silver and gold potential. The Company has an option to purchase the claim based upon certain conditions being met by the Company.

A “mineral claim” refers to a specific section of land over which a title holder owns rights to explore the ground and subsurface, and extract minerals.
Claim details are as follows:	Lode Mining Claim:	YAM 1-4

On September 30, 2009  AMC granted to Stevens the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest to the Claims, subject only to AMC receiving the consideration:

(a)	Stevens, or its permitted assigns, incurring exploration expenditures on the Claims of a minimum of $5,000 on or before September 30, 2010; and

(b)	Stevens, or its permitted assigns, incurring exploration expenditures on the Claims of a further $25,000 (for aggregate minimum exploration expenses of $30,000) on or before September 30, 2011.

Upon exercise of the Option, Stevens agrees to pay AMC, commencing January 1, 2012, the sum of $25,000 per annum for so long as Stevens, or its permitted assigns, holds any interest in the Claims. Failure to make any such annual payment shall result in termination of the Option Agreement.

A mineral exploration license is issued for one year.  In order to maintain the claims, we must pay a fee of approximately $2,000 per year, or we must perform work on the claims. As long as the fees are paid, no work has to be performed to maintain the claims in good order. The renewal fees may increase in the future.

Mineralization/ Exploration History

Historical mining focused on two relatively flat-lying mineralized zones parallel to each other but separated by about 30 feet elevation. The two zones cross bedding planes and were mined up-dip about 60 feet elevation to a point 240 feet distant from adits in the cliff face (Hundhausen, 1949). At that point a calcite rich shear zone with a few feet of offset cuts the main mineralization, which continues on the downthrown side of the shear zone. The ore lenses range from a few inches to 6 feet thick and are an intimate mixture of sphalerite, argentiferous galena, and pyrargyrite. Gangue minerals are pyrite, quartz, calcite, and siderite. Wolf et al. (2007) reports that a 350-pound sample taken by the USBM from the cliff slope is probably typical of the main sulfide vein material.  Fifteen (15) diamond drill cores totaling 4590 feet taken 1946-1948 by the U.S. Bureau of Mines (Hundhausen, 1949) on the cliff crest to the north, east, and south of the main ore body identified two zones of low-grade highly disseminated lead-zinc mineralization (sphalerite and galena) southwest of the mine, but failed to locate the primary sulfide mineralization of the main mine workings.

The Young America property is a lead-zinc prospect hosted in the middle Cambrian Metaline Limestone. Prospectivity is based on diamond core drill cores taken by the U.S. Bureau of Mines (Hundhausen, 1949). The drilling discovered two zones of low-grade highly disseminated lead-zinc mineralization (sphalerite and galena) southeast of the mine, but failed to locate the primary sulfide mineralization of the main mine workings. Further geologic investigation is needed to define the zones of mineralization and thus more accurately define viability of this prospect.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the United States generally, and in Washington specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken.  The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater.  Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

1.	Water discharge will have to meet water standards;

2.	Dust generation will have to be minimal or otherwise re-mediated;

3.	Dumping of material on the surface will have to be re-contoured and re-vegetated;

4.	An assessment of all material to be left on the surface will need to be environmentally benign;

5.	Ground water will have to be monitored for any potential contaminants;

6.	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

7.	There will have to be an impact report of the work on the local fauna and flora.

Results Of Operations For The Period From Inception Through September 30, 2009

We have not earned any revenues from our incorporation on September 9, 2009 to September 30, 2009.  We do not anticipate earning revenues unless we enter into commercial production on the claim, which is doubtful. We have not commenced the exploration stage of our business and can provide no assurance that we will discover economic mineralization on either of the claims, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $525 for the period from our inception on September 9, 2009 to September 30, 2007. These operating expenses were comprised of corporation start-up costs.   We have also issued common stock (100,000 shares) in lieu of services rendered related to the completion of this prospectus.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.  For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. Stevens was incorporated in the State of Nevada on September 9, 2009; we are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, and implementation of our business strategies. (See "Risk Factors").

We are seeking equity financing though this offering to provide for the capital required to source our initial exploration programs. Equity financing could result in additional dilution to existing shareholders. There is no assurance we will receive the required financing to complete our exploration programs.

Even if we are successful in raising proceeds from this offering we have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.

At the present time, Stevens has sufficient funds to address the administrative costs of this offering only. This assumption is based on the fact that, as of September 30, 2009, we had cash on hand (less outstanding checks) of $4,000 with $525 of liabilities.  We anticipate an additional $3,300 of expenses relating to this offering.

We have no plans to undertake product research and development during the term covered by this registration. There are also no plans or expectations to purchase or sell any plant and or significant equipment in the first year of operations. Management also has no intention of hiring employees over the next twelve months.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies and Estimates

See Note 2 to the financial statements contained elsewhere in this registration statement for a complete summary of the significant accounting policies used in the presentation of our financial statements. The summary is presented to assist the reader in understanding the financial statements. The accounting policies used conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Our critical accounting policies are as follows:

Exploration Expenditures

All exploration expenditures are expensed as incurred. Significant property acquisition payments for active exploration properties are capitalized.  If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned.

Goodwill

 In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” at least annually goodwill is tested for impairment by applying a fair value based test.  In assessing the value of goodwill, assets and liabilities are assigned to the reporting units and a discounted cash flow analysis is used to determine fair value. There was no impairment loss revealed by this test as of September 30, 2009.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.  Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, we use the Black-Scholes option pricing model to value the derivative instruments.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Option Agreement	1	$5,000	$75,000	$75,000
[Long-Term Debt Obligations]
[Capital Lease Obligations]
[Operating Lease Obligations]
[Purchase Obligations]
[Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP]
Total	1	$5,000	$75,000	$75,000

As of September 30, 2009, we had the following Option Agreement contractual obligation with American Mining Company in place:

On September 30, 2009  AMC granted to Stevens the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest to the Claims, subject only to AMC receiving the consideration:

(a)	Stevens, or its permitted assigns, incurring exploration expenditures on the Claims of a minimum of $5,000 on or before September 30, 2010; and

(b)	Stevens, or its permitted assigns, incurring exploration expenditures on the Claims of a further $25,000 (for aggregate minimum exploration expenses of $30,000) on or before September 30, 2011.

Upon exercise of the Option, Stevens agrees to pay AMC, commencing January 1, 2012, the sum of $25,000 per annum for so long as Stevens, or its permitted assigns, holds any interest in the Claims. Failure to make any such annual payment shall result in termination of the Option Agreement and ability of Stevens to acquire the property.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Stevens’ executive officer and director and his respective age as of September 30, 2009 are as follows:

Directors:

Name of Director	Age
Justin Miller 1818 W. Francis, Ste. 196 Spokane, WA 99205	32

Executive Officers:

Name of Officer	Age	Office
Justin Miller 1818 W. Francis, Ste. 196 Spokane, WA 99205	32	President, Chief Financial Officer, Chief Executive Officer

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years

Justin Miller, CEO, CFO, President, and Member of the Board of Directors:  For the past five (5) years, Mr. Miller has owned and operated J&M Fabrication, Cheney-Washington.  J&M is a custom fabrication and design company engaged in providing custom metal works primarily within the construction, mining and agricultural industries.  Mr. Miller has extensive experience in heavy equipment operations.

Mr. Miller will be able to spend up to 10 hours per week on the development of Stevens Resources, Inc. at no cost to the Company.

Stevens’ sole Officer and Director has not been involved, during the past five years, in any bankruptcy proceeding, conviction or criminal proceedings; has not been subject to any order, judgment, or decree, not subsequently reversed or suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and has not been found by a court of competent jurisdiction, the Commission or the Commodity Futures trading Commission to have violated a federal or state securities or commodities law.

EXECUTIVE COMPENSATION

Summary Compensation Table
Name and principal position	Fiscal Year	Salary	Bonus	Other annual compensation	Restricted stock award(s)	Securities underlying options/ SARs	LTIP payouts	All other compensation
Justin Miller Director, President	2009	0	0	0	0	0	0	0

There has been no cash payment paid to the executive officer for services rendered in all capacities to us for the period ended September 30, 2009. There has been no compensation awarded to, earned by, or paid to the executive officer by any person for services rendered in all capacities to us for the fiscal period ended September 30, 2009.  No compensation is anticipated within the next six months to any officer or director of the Company.

Stock Option Grants

Stevens did not grant any stock options to the executive officer during the most recent fiscal period ended September 30, 2009. Stevens has also not granted any stock options to the executive officer since incorporation, September 9, 2009.

Employment Agreements

There are currently no employment agreements and none are anticipated to be entered into within the next twelve months.

Significant Employees

Stevens has no significant employees other than the officer and director described above, whose time and efforts are being provided to Stevens without compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Stevens to own more than 5% of the outstanding common stock as of September 30, 2009 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common Stock	Justin Miller 1818 W. Francis, Ste. 196 Spokane, WA 99205	2,000,000 shares	95%

The percent of class is based on 2,100,000 shares of common stock issued and outstanding as of September 30, 2009.  Justin Miller, the sole officer and director was issued 2,000,000 common shares in September 2009 for consideration of $4,000, which represents approximately 95% of the current outstanding stock.  Jameson Capital, LLC was issued 100,000 common shares in lieu of consulting services relating to this offering, which represents less than 5% of the current outstanding common stock.

Change in Control

We are not aware of any arrangement that might result in a change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Justin Miller as founder of Stevens Resources, Inc. is considered a promoter with respect to this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from us. No assets will be or are expected to be acquired from any promoter on behalf of Stevens. We have not entered into any agreements that require disclosure to our shareholders.

Other than the Option to Purchase the Claim by and between American Mining Corporation and the Company described herein, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-The sole Officer and Director;
-Any person proposed as a nominee for election as a director;
-Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
-Any relative or spouse of any of the foregoing persons who have the same house as such person.

Stevens issued 100,000 restricted shares of common stock to Jameson Capital, LLC for $2,000 of services.  Value was determined as an arm’s length transaction between non-related parties.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada General Corporation Law. Under such provisions, the director, officer, corporate employee or agent who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

CORPORATE GOVERNANCE

Board of Directors Structure

The number of directors constituting the entire Board of Directors shall be the number, not less than one nor more than ten, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies, provided, however, that no decrease shall shorten the term of an incumbent director.

Code of Ethics

The Board of Directors adopted a Code of Ethics for the Company on September 30, 2009.

THE SEC’S POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

Stevens has not engaged the services of a registrar and transfer agent for our shares of common stock.  We plan to select and engage a Transfer Agent within the next six (6) months.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Stevens by The Law Office of Timothy S. Orr, PLLC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC.  We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC.  Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

GLOSSARY OF CERTAIN MINING TERMS

ALTERATION: Any physical or chemical change in a rock or mineral subsequent to its formation. Milder and more localized than metamorphism.

ASSAY:   A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

BASE METAL:   Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

BUREAU OF LAND MANAGEMENT: Also known as BLM.  It is an agency within the United States Department of the Interior which administers America’s public lands.

COMMERICALLY MINEABLE ORE BODY: A mineral deposit that contains ore reserves that may be mined economically.

CORE:   The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

DEVELOPMENT:   Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

DIAMOND DRILL: A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

DILUTION:   Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

DIP:   The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.  A vein is a mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.  A strike is the direction or bearing from true north of a vein or rock formation measured on a horizontal surface.

DISSEMINATED ORE: Ore carrying small particles of valuable minerals spread more or less uniformly through the host rock.

DRIFT:   A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

EPITHERMAL DEPOSIT: A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

EXPLORATION:   Work involved in searching for ore, usually by drilling or driving a drift.

FOOTWALL:   The rock on the underside of a vein or ore structure.

FRACTURE:   A break in the rock, the opening of which allows mineral bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

FREE MILLING:   Ores of gold or silver from which the precious metals can be recovered by concentrating methods without resort to pressure leaching or other chemical treatment.

GEOPHYSICAL SURVEY: Indirect methods of investigating the subsurface geology using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric principles.

GRADE:   The average assay of a ton of ore, reflecting metal content.

HOST ROCK: The rock surrounding an ore deposit.

INTRUSIVE:   A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

LIMESTONE:   A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

LODE:   A mineral deposit in solid rock.

METAMORPHIC ROCKS: Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

MILL:   A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to affect recovery of the pure metal, recovery being the percentage of valuable metal in the ore that is recovered by metallurgical treatment.

MINE DEVELOPMENT: The work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible

MINERAL:   A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal forms.

MINERAL RESERVE: The economically mineable part of a measured or indicated mineral resource. Appropriate assessments, often called feasibility studies, have been carried out and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate, at the time of reporting, that extraction is reasonably justified. Mineral reserves are sub-divided, in order of increasing confidence, into probable and proven categories. A probable reserve is the economically mineable part of an indicated (and in certain circumstances, measured) resource. A proven reserve is the economically mineable part of a measured resource.

MINERAL RESOURCE:    A deposit or concentration of natural, solid, inorganic or fossilized organic substance in such quantity and at such grade or quality that extraction of the material at a profit is currently or potentially possible. Mineral resources are sub-divided, in order of increasing geological confidence, into inferred, indicated and measured categories.  An inferred resource designation comes from limited sampling data insufficient for verification of deposit quantity and quality, but it is usually supported by limited geological, geochemical and geophysical data. An indicated resource designation comes from sampling data spaced closely enough to allow certain assumptions of deposit quantity and quality and to clearly establish its mineral content. Finally, a measured resource designation comes from sampling data spaced closely enough to allow confirmation of deposit quantity and quality and to allow a preliminary evaluation of the economic viability of the deposit.

MINERALIZED MATERIAL OR DEPOSIT: A mineralized body, which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

OUTSIDE BACK COVER:

PROSPECTUS

Subject To Completion: Dated ______, 2009

STEVENS RESOURCES, INC.
5,000,000 shares of common stock, no minimum / 5,000,000 maximum Offered at $0.02 per share

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.